Exhibit (d)(2)

March 3, 2016

Cryoport, Inc.

17305 Daimler Street

Irvine, CA 92614

Re:         Agreement Not to Tender

Ladies and Gentlemen:

Reference is made to Cryoport, Inc.’s (the “Company”) proposed offering to amend (the “Tender Offer”), upon the terms and subject to the conditions set forth in that certain Offer to Amend and Exercise Warrants to Purchase Common Stock, dated March 3, 2016, certain outstanding warrants to purchase common stock of the Company, including warrants (the “Warrants”) held by the undersigned as described below.

The undersigned hereby agrees that he will not tender any of the following Warrants owned by the undersigned in connection with the Tender Offer:

Class of Warrant[1]	Grant Date	Number of Shares Issuable upon Exercise of Warrant[1]
Warrant with an exercise price of $5.88	December 11, 2013	2,917
Warrant with an exercise price of $5.88	January 10, 2014	2,084
Warrant with an exercise price of $6.00	May 6, 2014	7,543
Warrant with an exercise price of $6.00	November 17, 2014	2,778

[1]	The exercise price and the numbers of shares issuable upon exercise of the Warrants reflect the adjustment for the Company’s 1-for-12 reverse stock split in May 2015.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

This letter agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflict of laws principles thereof. This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

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Very truly yours,

/s/Jerrell W. Shelton

Jerrell W. Shelton
Chairman, President and Chief Executive Officer

Acknowledged and Agreed

Cryoport, Inc.

By: __/s/ Robert Stefanovich___
Name: Robert Stefanovich
Title: Chief Financial Officer

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